UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Advisory Agreement Amendment

On October 21, 2008, in connection with the declaration of distributions, KBS Real Estate Investment Trust, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement. Pursuant to the amendment, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending November 30, 2008 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through November 30, 2008.

The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. From July 18, 2006 through January 31, 2007, the Advisor advanced an aggregate of $1.6 million to the Company, all of which is outstanding as of October 21, 2008, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues. No amount has been advanced since January 2007.

ITEM 5.02 DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 17, 2008, the Company appointed Stacie K. Yamane, 44, to serve as its Chief Accounting Officer. In connection with her appointment as Chief Accounting Officer, Ms. Yamane resigned her position as Controller. Ms. Yamane remains as the Company’s Chief Financial Officer, a position she has held (along with her previous position as Controller) since the Company’s formation in 2005.

Also on October 17, 2008, Ms. Yamane was appointed Chief Accounting Officer, Portfolio Accounting of the Advisor. Prior to her appointment, Ms. Yamane served as the Fund Controller of KBS Capital Advisors, a position she held since the formation of the Advisor in 2004. She is also the Chief Financial Officer and Chief Accounting Officer of KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), another KBS-sponsored non-traded real estate investment trust. Prior to her appointment as Chief Accounting Officer of KBS REIT II on October 17, 2008, she served as its Controller. Ms. Yamane has served as Chief Financial Officer of KBS REIT II (along with her previous position as Controller) since its formation in 2007.

In addition, Ms. Yamane serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisers from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/reporting for four real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in February of 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, an accounting firm that specialized in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented under the U.S. generally accepted accounting principles basis, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences at KBS and Kenneth Leventhal & Company give her 20 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

ITEM 8.01 OTHER EVENTS

On January 30, 2008, the Company purchased, through indirect wholly owned subsidiaries, participation interests in two mezzanine loans with an aggregate face amount of $175 million related to more than 30 office properties located throughout Southern California (the office properties are the “Arden Portfolio”). The borrowers under the loans are entities affiliated with Cabi Developers (“Cabi”). At full funding, there would be approximately $1.51 billion of mortgage and mezzanine financing related to the Arden Portfolio, including the loans acquired by the Company.

All of the Cabi borrowers are required to contribute a pro rata portion (equal to their percentage of the total loan amount) to pay a minimum amortization payment of $150 million to the Arden Portfolio lenders on a date that is two weeks after the payment date occurring in September 2008, and on or before each payment date occurring in August of each calendar year thereafter. The amount of the annual minimum amortization payment due for a particular year is adjusted downward to the extent that the principal amount outstanding under the mortgage and mezzanine loans is paid down from the sale of assets in the Arden Portfolio. The minimum amortization payment is to be allocated pro rata to the holders of the Arden Portfolio mortgage and mezzanine loans, using a formula based on the outstanding principal amount of each loan.

The Cabi borrowers have not made the first mandatory amortization payment due under these loans. The first mandatory amortization payment was due to the Arden Portfolio mortgage and mezzanine lenders by October 6, 2008, including the additional period of time in the loan documents for payment that essentially gave the borrowers from September 23, 2008 to October 6, 2008. Cabi continues to discuss alternatives with the lenders. Earlier in the year, the Cabi borrowers had sold two assets in the Arden Portfolio, and used the proceeds from such sales and a capital contribution, to reduce the principal outstanding under the Arden Portfolio mortgage and mezzanine loans by approximately $45.0 million, thereby reducing the amount due to all lenders pursuant to the first mandatory amortization payment for 2008 from $150.0 million to approximately $105.0 million. As of October 13, 2008, all of the lenders under the mortgage and mezzanine loans have received the interest payments due under the loans.

Detailed information with the respect to the Company’s investment follows.

On July 26, 2007, wholly owned subsidiaries of Cabi purchased the Arden Portfolio. At the time of acquisition, the Arden Portfolio consisted of 33 multi-tenant office properties totaling 4.55 million square feet of rentable area in 60 buildings, located throughout Southern California, specifically in Los Angeles County (21 properties), Ventura County (five properties), Orange County (two properties) and San Diego (five properties). Cabi funded the purchase of the Arden Portfolio with cross-collateralized and cross-defaulted financing consisting of $700 million of first mortgage debt and $650 million of mezzanine financing (consisting of the four mezzanine loans described below (the “Mezzanine Loans”)). In addition, Wachovia Bank, National Association committed to fund an additional $160 million for certain debt service shortfalls and approved expenses, which would be secured by mortgages on the Arden Portfolio properties that are senior to the Mezzanine Loans (the “Funding Obligation”).

There are four Mezzanine Loans on the Arden Portfolio totaling $650 million (in order of the seniority of their interests in the Arden Portfolio): First Mezzanine Loan, $200 million (“M1 Mezzanine Loan”), Second Mezzanine Loan, $200 million (“M2 Mezzanine Loan”), Third Mezzanine Loan, $150 million (“M3 Mezzanine Loan”), and Fourth Mezzanine Loan, $100 million (“M4 Mezzanine Loan”). The Company purchased at a discount a 50% junior participation interest in the M2 Mezzanine Loan in the amount of $100 million and a 50% senior participation interest in the M3 Mezzanine Loan in the amount of $75 million. The borrower under the M2 Mezzanine Loan is Cabi Cal Inter Holdings, LLC (“M2 Borrower”) and the borrower under the M3 Mezzanine Loan is Cabi Cal Resources, LLC (“M3 Borrower”).

The M2 Mezzanine Loan and the M3 Mezzanine Loan are secured by pledges by their respective borrowers of all such borrowers’ equity membership interests in subsidiaries that indirectly wholly own the Arden Portfolio. The direct or indirect owners of the M2 Borrower and the M3 Borrower — Cabi Holdings, Inc., Jacobo Cababie Daniel, Abraham Cababie Daniel, Elias Cababie Daniel and Henry Shahery — have guaranteed certain obligations under these loans.

Both the M2 Mezzanine Loan and the M3 Mezzanine Loan have initial maturity dates of August 2009 with three one-year extension options. The extension options are subject to certain requirements with respect to debt yield, the debt-service coverage ratio and the borrower’s ability to obtain an interest rate cap agreement, as well as the payment of a fee in connection with the exercise of the second and third extension options.

Pursuant to an intercreditor agreement, the Company’s right to payment as the owner of participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan is subordinate to the right to payment of the lenders under the up to $860 million of mortgage loans (including the Funding Obligation) made to the limited liability companies that directly hold title to the properties in the Arden Portfolio. The Company’s interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan are also subordinate to the M1 Mezzanine Loan as well as the senior position of the M2 Mezzanine Loan. The intercreditor agreement provides that in the event of a default under the mortgage loans or the Mezzanine Loans related to the Arden Portfolio, the junior most lender has the opportunity to cure a default on the respective loan to protect such junior lender’s interest. If the junior most lender does not exercise its right to cure the loan, the next most junior lender has the right to cure the loan that is in default. Each junior lender has a cure right. If none of the junior lenders exercise their right to cure a loan, the senior lender with respect to the loan in default may foreclose on the collateral.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 23, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer